Exhibit 4.4

SUMMARY PLAN DESCRIPTION

FOR THE

QUALIFIED EMPLOYEE STOCK PURCHASE PLAN OF

GENERAL COMMUNICATION, INC.

FOR EMPLOYEES OF
GENERAL COMMUNICATION, INC.
AND
ITS PARTICIPATING AFFILIATED EMPLOYERS

Effective Date of
Summary Plan Description:

January 1, 2008

_____________________________________________________________________________

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

_____________________________________________________________________________

QUESTIONS AND ANSWERS ABOUT THE

QUALIFIED EMPLOYEE STOCK PURCHASE PLAN OF

GENERAL COMMUNICATION, INC.

Effective Date of Questions and Answers:  January 1, 2008

Introduction

General Communication, Inc. (the “Company”) maintains the Qualified Employee Stock Purchase Plan (the “Plan”) for the exclusive benefit of its employees and the employees of its participating direct and indirect subsidiaries.  To acquaint participants with the Plan, this summary plan description describes the major provisions of the Plan.  If the participant finds that not every question concerning the Plan is answered, the Plan, including the trust agreement established for the Plan (the “Agreement”), is available for participant examination at the office of the Plan Administrator.  If there is a discrepancy between the provisions of the Plan and this document, the actual text of the Plan governs all matters.

The offer of shares of Class A Common Stock of General Communication, Inc. (the “Company Stock”) allocated under the Plan has been registered pursuant to the Securities Act of 1933, as amended, and other information regarding the Plan and the Company is available through the Plan Administrator, the Securities and Exchange Commission, or the Company.

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide eligible employees with a voluntary and convenient means for regular and systematic savings and purchases of Company Stock.  The Plan is designed to enable the participants to acquire a proprietary interest in the Company and to provide benefits upon retirement.

2.	What is the history of the Plan?

The Plan became effective on January 1, 1987, and has been amended several times.  This summary reflects the terms of the Plan as of January 1, 2008.  The Company has made contributions that match a participant’s Salary Reductions and Nonqualified Voluntary Contributions of up to 10% of participants’ gross salary since the Plan’s inception.

3.	Who is eligible to participate in the Plan?

Any employee of the Company or its participating affiliates (other than an independent contractor or union employee covered by a collective bargaining agreement if retirement benefits are the subject of good faith bargaining) who has completed one year of service with the Company is eligible to become a participant in the Plan.  A “year of service” for eligibility purposes means a 12-consecutive month period in which a participant is credited with 1,000 or more hours of service.  The 12-month period is measured from the day the participant begins work to the anniversary of that date.  A participant may enter the Plan at the next quarterly entry date (January 1, April 1, July 1 or October 1) after completing a year of service.  Years of service also may include service with certain companies that are acquired by the Company or its affiliates, or for certain employees who previously performed services for the Company under a management or outsourcing contract.  Please see the Plan Administrator if you have questions about these special rules.

If, on the first year anniversary date, a participant does not meet the minimum requirements to be eligible to participate in the Plan, upon the second year anniversary date and each subsequent anniversary date, the Company will again review its records during the last twelve months to redetermine a participant’s eligibility.  If at that time the participant is found to be eligible, participation may begin on the next quarterly entry date (January 1, April 1, July 1 or October 1).

For example, if an employee was hired on January 11, 2008, and is credited with 800 hours of service in the first year of employment (January 11, 2008, to January 10, 2009), that employee is not eligible to become a participant in the Plan after the first year of employment.  However, if that employee was credited with 1,000 hours of service in the next year (January 11, 2009, to January 10, 2010) that employee may become a participant on the next entry date of the Plan (April 1, 2010).

An employee will be credited with one “hour of service” for each hour for which the employee is paid by the Company.  This includes working and nonworking hours for which an employee is paid, including overtime, vacation, and sick leave.  No more than 501 hours will be credited to any employee on account of a single continuous period during which the employee performs no duties.

4.	How does one become a participant in the Plan?

Once an employee has completed one year of service with the Company (including the 1,000 hour requirement described above), that employee may become a participant by filing with the Plan Administrator an enrollment form on which consent is given to make contributions to the Plan by payroll deductions, in the form of either Salary Reduction Contributions or Nonqualified Voluntary Contributions.  The enrollment form is enclosed in the packet provided to all newly eligible participants.  Additional forms are available from the Plan Administrator.  An enrollment form will become effective on the calendar quarters beginning January 1, April 1, July 1, or October 1 immediately following the date on which the form is returned to and processed by the Plan Administrator.  Eligible employees who elect not to participate must complete the waiver of participation section of the enrollment form and return that form to the Plan Administrator.  Failure to complete and return the enrollment form will be considered an election not to become a participant.  An eligible employee may revoke his or her decision not to participate and become a participant on any subsequent January 1, April 1, July 1, or October 1 as long as the employee still meets eligibility requirements on that subsequent entry date.  A participant must file the enrollment form at least two weeks prior to the quarter beginning January 1, April 1, July 1, or October 1 selected to enroll.

5.	How is the Plan administered?

The Plan is administered jointly by a Plan Committee and a Plan Administrator appointed by the Board of Directors of the Company.  The Plan Committee is made up of members that represent management and non-management personnel.  The Plan Committee assumes the major responsibilities for the interpretation of the Plan.  The Plan Administrator is responsible for the day-to-day operation of the Plan and also for reporting and disclosure requirements of federal and state law.  Any questions or comments concerning policy issues regarding the Plan should be directed to the Plan Administrator.

The Board of Directors of the Company appoints the Trustees of the Plan, who are listed later in this summary.  The Company Stock and other assets of the Plan resulting from Company and participant contributions are administered by the Trustee.

6.	What is the fiscal year of the Plan?

The fiscal year of the Plan (the “Plan Year”) begins on January 1 and ends on December 31.  The records of the Plan including the trust formed under the Agreement are maintained on such fiscal year.

7.	How are contributions to the Plan made?

The Company and participating eligible employees make contributions to the Plan.  Participant contributions to the Plan fall under two different categories:  (1) Salary Reduction Contributions and (2) Nonqualified Voluntary Contributions.

In addition, the Company may make Company Matching Contributions, as described in Question 8, based on the Salary Reduction and/or the Nonqualified Voluntary Contributions that participants make to the Plan.

(1) Salary Reductions:  Under this category, an eligible employee elects to reduce his or her taxable compensation by a percentage of his or her eligible compensation.  You may contribute up to 50% of your eligible compensation in each year (12% for highly compensated employees, as defined by the IRS), up to a maximum of $15,500 in 2008.

In addition, if you reach age 50 by December 31, you may contribute an additional amount to the Plan as a Salary Reduction Contribution for the Plan Year.  This is called a “catch-up” contribution, and the catch-up contribution amount is $5,000 in 2008.

Salary Reduction Contributions will not be subject to federal income tax in the year earned but will be taxed when they are distributed from the Plan.  Salary Reduction Contributions will remain subject to FICA (Social Security tax).  Earnings on Salary Reduction Contributions will be taxed when they are distributed to the participant.

Changes can be made in the amount of Salary Reduction Contributions for a participant without penalty.  A Change Request Form must be submitted to the Plan Administrator at least two weeks prior to the calendar quarter that the change is to become effective.  Under this category, Salary Reduction Contributions through payroll deductions are the only means for making participant contributions. Participant Salary Reduction Contributions cannot be made or changed retroactively.

The Plan Administrator will limit a participant’s Salary Reduction Contributions each year to the maximum allowable amount specified above.

(2) Nonqualified Voluntary Contributions:  Under this category, each participant may contribute to the Plan for each Plan Year during which he or she is a participant a percentage of his or her eligible compensation as a Nonqualified Voluntary Contribution, provided that such amount will not exceed 10% of his or her eligible compensation for each payroll period.

Nonqualified Voluntary Contributions will be taxed as “ordinary income” in the year in which the participant makes the contribution; however, the earnings on the contribution will not be taxed until they are distributed at some later date.  Therefore, a participant can accumulate some tax deferred income, and will receive the Nonqualified Voluntary Contributions back tax free at the time of distribution.

Nonqualified Voluntary Contributions must be made by payroll deductions.  All Nonqualified Voluntary Contributions for the Plan Year must be made during the Plan Year.

(3) Limits on Annual Additions:  The overall limit on annual additions to a participant’s account in the Plan is the lesser of 100 percent of the participant’s gross compensation or $46,000 for 2008 (as adjusted from time to time), plus the amount of any catch-up contributions.  Annual additions include Salary Reduction Contributions, Nonqualified Voluntary Contributions, Company Matching Contributions, and forfeitures.  The Plan Administrator will ensure that the overall limit on contributions is observed so as to minimize the necessity of returning funds to a participant.

(4) Eligible Compensation:  Eligible compensation under the Plan will include the Participant’s gross compensation from the Company (including Salary Reduction Contributions and Nonqualified Voluntary Contributions to this Plan, and employee contributions to any cafeteria plan and any qualified transportation fringe benefit plan), commissions, bonuses, and overtime pay, but eligible compensation will NOT include relinquished vacation pay, unused sick pay, insurance premiums, pension and retirement benefits, living expenses, other allowances, and all Company contributions to this Plan and to any other tax-qualified plan or health, accident or welfare plan.  Eligible compensation under the Plan is limited to $230,000 per Plan Year (this amount will be adjusted in 2009 and later years).

8.	What contributions does the Company make and what is the formula for the Company’s contributions?

The Company may make Company Matching Contributions each Plan Year.  The annual contribution of the Company will be equal to a stated and nondiscriminatory percentage of each participant’s contributions (both Salary Reduction Contributions and Nonqualified Voluntary Contributions) to the Plan.

The Company will contribute $1.00 for each $1.00 you contribute, up to the maximum amount determined by the Company each year, but not to exceed 10% of your eligible compensation.

In addition, the Company Matching Contribution may not exceed 10% of the participant’s eligible compensation per payroll period.  Each year, the Board of Directors of the Company will decide by resolution the percentage to be contributed for such year.

9.	What happens to contributions to the Plan?

Participant Accounts

The Plan Committee will maintain an account in each participant’s name showing the balance of the participant’s share in the Company Matching Contributions, the contributions the participant makes in each category, and the equivalent number and value of shares of Company Stock held in the participant’s account.  The Plan Committee will distribute, or cause to be distributed, to each participant quarterly a written statement setting forth the value of such participant’s accounts, and such other information as the Plan Committee will determine.

Company Stock will be valued at the closing sales price of that stock on the Nasdaq National Market (or other principal United States securities exchange on which such security is listed or admitted to trading, or if such security is not listed or admitted to trading on any such exchange, the last reported sale price on the National Market System of the Nasdaq Stock Market (or other comparable quotation system)).

All contributions to the Plan are deposited with the Trustee, and will be invested by the participant as described below.  Ordinary brokerage house commissions will be considered as part of the cost of purchase of the Company Stock.  The assets of the Plan, including the Company Stock, are valued on a daily basis each business day that the stock markets are open, and the value of a participant’s account in Plan also is valued every business day.  The Company Stock will be allocated to a participant’s account no later than on a quarterly basis.

Participant Investment Direction of Account

Participants have the right to direct how their participant contributions (Salary Reduction Contributions, Nonqualified Voluntary Contributions, and rollover contributions) and Company Matching Contributions allocated to their accounts will be invested.  The Trustee will offer participants several different investment categories and also will offer participants the election to invest in Company Stock.

Investment Alternatives

You may direct the investment of your account in any of the investment alternatives offered by the Plan Committee.

•           General Communication, Inc. Class A Common Stock (“Company Stock”)

•           UBOC Stable Value Fund

•           PIMCO Total Return Admin

•           American Beacon Large Cap Value Plan

•           Fidelity Spartan Total Market Index Adv

•           Harbor Capital Appreciation Adm

•           HighMark Small Capital Value Fund

•           Managers Special Equity Managers

•           American Funds EuroPacific Gr R4

•           Phoenix Real Estate Securities A

•           Allianz RCM Technology A**

•           Eaton Vance Dividend Builder A**

•           Barclays Global Investors LP Retire I

•           Barclays Global Investors LP 2010 I

•           Barclays Global Investors LP 2020 I

•           Barclays Global Investors LP 2030 I

•           Barclays Global Investors LP 2040 I

**These funds are frozen to new investments, but participants may sell their holdings at any time.

Financial performance data for past periods for each investment option is provided on the last pages of this summary.  More detailed descriptions of each of the general investment options are contained in recent prospectuses (if any) and reports prepared by, and which may be obtained directly from, the issuers of the investment option.  Additional information about Company Stock is included in Question 23.

If you do not elect the investments of your own contributions to the Plan (including your Salary Reduction Contributions, your Nonqualified Voluntary Contributions, and any rollover contributions you make to the Plan) and the Company Matching Contributions made to your account, those contributions will be invested in the Barclays Global Investors LP Fund appropriate for your projected normal retirement age.

10.	What happens to the earnings on contributions?

Any earnings or losses on the Company Stock allocated to each participant’s account will accrue directly to those shares, as the fair market value of those shares may fluctuate.  Any earnings or losses on the investment of your account in investments other than the Company Stock will be allocated directly to your account.

11.	How will a participant’s benefits under the Plan be determined?

A participant will be 100 percent vested in his or her account at retirement, the participant’s total disability, or death while employed with the Company.  A participant also is 100 percent vested in his or her own contributions, i.e., Salary Reduction Contributions, Nonqualified Voluntary Contributions, and rollover contributions.  If a participant leaves the Company prior to retirement, death, or total disability, the percentage of a participant’s share in Company Matching Contributions that is nonforfeitable (vested) will be determined by the number of years of service the participant has with the Company and any affiliated Company (see Question 12 to see how these years are calculated), in accordance with the following schedule.  Remember that the vesting schedule is based on a participant’s tenure with the Company, not the number of years in the Plan.

Years of Service with Company	Percentage of Vesting

Fewer than 1	0
1 or more but fewer than 2	20
2 or more but fewer than 3	30
3 or more but fewer than 4	45
4 or more but fewer than 5	60
5 or more but fewer than 6	80
6 or more	100

If a participant terminates employment, the participant will forfeit the portion of his or her account attributable to Company Matching Contributions which are not vested, and the forfeited account will be used to reduce administrative costs to the Plan or will be used to reduce the Company Matching Contribution made to the Plan.  The Plan Committee will make the decision regarding the use of forfeitures.

12.	How is a year of service determined for vesting?

To determine a participant’s place on the vesting schedule, count one year of service for a calendar year (January 1 to December 31) in which the participant is credited with 1,000 or more hours of service.  During any calendar year, a participant’s hours of service with the Company will be totaled to determine whether the participant has completed 1,000 or more hours of service.  Hours completed during a period when the participant is ineligible for Plan participation because the participant is a union employee also will be counted if the participant is no longer a union employee. If the participant is credited with between 500 and 1,000 hours in any calendar year, the participant will receive no vesting credit and the participant will not be awarded a partial year of service, which means the participant will not advance on the vesting schedule even if the participant had several calendar years of fewer than 1,000 hours of service.

(a)	What is a break in service?

Failure to be credited with more than 500 hours in any calendar year is called a “break in service.”

(b)	What is the effect of a break in service?

All years of service prior to any period of up to five consecutive 1-year breaks in service generally will be counted in determining who may become a participant.  The percentage of vesting in Company contributions made prior to five or more consecutive 1-year breaks in service will not be increased by service after the break.

(c)	What happens if a participant leaves the employ of the Company but later returns to employment?

If a participant terminates employment with the Company while any portion of the participant’s account under the Plan is forfeitable and receives distribution from the Plan before the close of the second Plan Year after termination, the participant will have the right to repay such distribution and to have his forfeited account restored.  Repayment may be made only if the participant is reemployed by the Company or any associated company prior to the earlier of (i) the date which is five years after the date the participant is reemployed by the employer or (ii) the date on which the participant experiences any five consecutive 1-year breaks in service commencing after the distribution.  If a participant returns to the employ of the Company but does not repay the distribution, the participant will forfeit any amount which was not vested prior to the participant’s termination of employment.  Repayment of Salary Reductions is not allowed under this section.

13.	What are the rules for participant withdrawals from the Plan?

A participant may request withdrawal of his or her account, subject to the rules below, attributable to the contributions the participant has made including any earnings, losses, and changes in fair market value of such contributions by providing a written request with the Plan Administrator at least two weeks before the end of the calendar quarter.

(1) Salary Reductions:  A participant may withdraw Salary Reduction Contributions to the Plan upon hardship (as defined below).

(a) Early Retirement.  The requirements for early retirement are the completion of 10 years of service with the Company and/or affiliated companies and the attainment of age 59-1/2.  If a participant makes a withdrawal upon eligibility for early retirement, the participant will not be eligible to participate in the Plan again and will forfeit all income which otherwise would have been credited to the participant’s account on the last day of the year in which the participant makes the withdrawal.

(b) Hardship.  Serious financial hardship means an immediate and heavy financial need of the participant.  Financial needs that are considered immediate and heavy include (i) certain medical expenses of the participant and his or her dependents, (ii) costs directly related to the purchase of the participant’s principal residence, (iii) payment of tuition and related educational fees for the next twelve months of post-secondary education for the participant and his or her dependents, (iv) prevention of the eviction of the participant or the prevention of the foreclosure on the mortgage of the participant’s principal residence, (v) payment for expenses to repair damage to the participant’s principal residence that would qualify for a casualty loss deduction under IRS rules (determined without regard to whether such loss exceeds any percentage of the participant’s adjusted gross income), including damage due to fire, natural disaster, or other similar unforeseeable event, and (vi) payment for funeral or burial expenses for the participant’s deceased spouse, parent, child or dependent.  Withdrawal of Salary Reduction Contributions for hardship cannot exceed the amount necessary to meet the financial need and the amount of the financial need cannot be reasonably available from other resources.  Other resources that the participant must exhaust before a hardship withdrawal will be made include loans from commercial sources and from this Plan, insurance reimbursement, reasonable liquidation of the participant’s assets, and cessation of Salary Reduction Contributions.  A participant will not be permitted to make Salary Reduction Contributions to the Plan for six months after the receipt of the withdrawn funds.

The only amounts available for hardship withdrawals will be the Salary Reduction amounts (excluding earnings) and rollover contributions (including earnings) in a participant’s account.  The earnings on the Salary Reduction amounts, Company Matching Contributions, and any Nonqualified Voluntary Contribution amounts will not be available for hardship withdrawals.

Hardship withdrawals will be distributed only in cash.  Hardship withdrawals are not eligible for rollover treatment.

(2) Nonqualified Voluntary Contributions:  Withdrawals are permitted on a quarterly basis.  Requests must be made at least two weeks prior to the end of the quarter.  The Plan Committee will direct the Trustee to distribute the amount requested to the participant.  The Trustee will distribute the assets attributable to the withdrawn contributions subject to any penalties which may be imposed by virtue of early withdrawal as soon as reasonably possible after the withdrawal date.  A participant who makes withdrawal of any Nonqualified Voluntary Contributions may not contribute to the Plan until the first calendar quarter commencing six months after withdrawal is made.  Any expenses attributable to any withdrawal will be charged to the account of the participant requesting the withdrawal.  Vested benefits under the Plan may not be forfeited because a participant withdraws the participant’s Nonqualified Voluntary Contributions.

(3) Company Contributions:  A participant’s account attributable to Company contributions is distributable only when the participant retires for purposes of this Plan, becomes totally disabled, dies, or otherwise terminates employment with the Company in accordance with the terms of the Plan.  If a participant is age 59-1/2 with at least ten years of service with the Company, the participant may elect to retire for purposes of this Plan and receive distribution of the participant’s Company contributions even though the participant does not terminate employment.  An election to retire will be filed with the Plan Committee. If a participant elects to retire for purposes of the Plan, the participant will not be eligible for reinstatement in the Plan.

(4) Rollover Contributions:  A participant may withdraw rollover contributions to the Plan upon hardship (as defined in Question 13(1)(b) above).  Withdrawals due to hardship cannot exceed the amount necessary to meet the financial need and the amount of the financial need cannot be reasonably available from other resources.

Hardship withdrawals of rollover contributions will be distributed only in cash.

(5) Benefit Commencement Date:  A participant must begin to withdraw benefits no later than April 1 of the calendar year following the later of (a) the calendar year in which the participant attains age 70-1/2 or (b) the calendar year in which the participant retires. However, a 5% owner of the Company must begin to withdraw benefits no later than April 1 of the calendar year following the calendar year in which the 5% owner attains age 70-1/2.

(6) Penalty Tax on Early Withdrawals:  A 10 percent additional tax will be imposed on early withdrawals from the Plan.  The tax is 10 percent of the taxable amount of the distribution.  The following exceptions to this rule will apply to distributions made on account of:

(a)	Death;
(b)	Disability;
(c)	Payment over life expectancy;
(d)	Attainment of age 55 and separation from service;
(e)	Payment of certain medical expenses; and
(f)	Payment to an alternate payee under a Qualified Domestic Relations Order.

The penalty tax is due on any portion of the distribution which is to be included in ordinary income.  Nonqualified Voluntary Contributions will have already been taxed and already included in ordinary income; therefore these amounts will not subject to the penalty tax on early withdrawal.

(7) Withholding on Distributions Not Rolled Over:  For any taxable distribution not rolled over in a direct rollover distribution, regulations provide that the payor of the distribution must withhold 20% of the distribution for income tax withholding.  The maximum amount withheld may not exceed the total amount of money and the fair market value of other property distributed (excluding employer securities).

14.	When does a participant’s account become distributable?

A participant’s vested interest in the Plan will be retained and kept invested in the trust fund until the participant retires, becomes totally disabled, dies, or otherwise terminates employment with the Company.

15.	What benefits are payable when benefits become distributable?

Generally, distributions of a participant’s vested account will be made in cash.  However, at the election of the participant, the portion of the participant’s vested account which is invested in Company Stock will be distributed in whole shares of Company Stock.

If the participant’s vested account exceeds $1,000 (including any rollover contributions to this Plan), upon the participant’s written consent, the participant’s total vested account balance will be distributed as follows:

(a) Upon retirement, disability, or termination of employment, a participant’s account attributable to participant contributions, plus any earnings thereon, are distributed to the participant in a lump sum if the participant makes a request for distribution to the Plan Committee.  Distribution of a participant’s account attributable to participant contributions will be made as soon as possible after the request for distribution.

(b) If a participant terminates employment because of retirement or total disability, the participant may receive, commencing not later than 60 days after the close of the Plan Year in which the participant’s termination of employment occurred, the participant’s entire interest in the Plan in either (a) one lump sum or (b) annual installments over a 5-year period.  If the participant dies before receiving all of the participant’s vested interest, the remaining installments will be paid to the participant’s beneficiary.

(c) If the participant dies while a participant, the participant’s interest under the Plan will be distributed to the participant’s beneficiary as soon as administratively feasible following the participant’s death in either (a) a one lump sum or (b) annual installments over a 5-year period, as elected by the beneficiary.

(d) If the participant terminates employment for any reason other than retirement, total disability, or death, the participant’s vested interest in the Company’s contributions to the Plan will be distributed in either (a) a lump sum or (b) annual installments over a 5-year period beginning within 60 days after the end of the Plan Year in which the participant terminates employment, or after any later year, as elected by the participant.

(e) If a participant satisfies the years of service requirement for early retirement age, the participant’s vested interest in the Plan will be distributed within 60 days after the end of the Plan Year in which the participant attains early retirement age if that date is earlier than the date on which a participant’s vested interest is otherwise distributable.

If the participant’s vested account is less than $1,000 (including any rollover contributions), distribution will be made under the preceding paragraphs in a lump sum without the participant’s consent.

(a)	What is a participant’s retirement date?

A participant’s normal retirement date as a participant will be the last day of the calendar quarter in which the participant reaches age 65.  Upon application to and approval by the Plan Committee, a participant may retire for purposes of this Plan any time after age 59-1/2 with ten years of service.  Benefits must commence the later of the year following the year in which the participant attains age 70-1/2 or the year the participant retires.

(b)	What is total disability?

Total disability means a disability that permanently renders a participant unable to perform usual duties of employment with the Company, as determined by a physician selected by the Plan Committee, and which results in the participant’s termination of employment with the Company.

16.	May I borrow money from the Plan?

The Committee has established a uniform and nondiscriminatory policy for making participant loans. Loans are available to all Plan participants if the participant meets the credit-worthiness and financial need requirements that would be considered in a normal commercial setting by an entity in the business of making similar types of loans.  All loans under the Plan to any individual participant may not exceed the lesser of (a) $50,000, reduced by the participant’s highest outstanding loan balance during the year before the loan date, or (b) the greater of $10,000 or one-half of the value of the participant’s vested account balance.

Loans from this Plan are subject to several conditions that you must meet and to which you must agree.  Ask the Plan Administrator for the participant Loan Policy for more information on participant loans.

17.	How does a participant designate a beneficiary?

A participant may designate a beneficiary on the Employee Stock Purchase Plan enrollment form which is to be filed with the Plan Administrator.  It is important to keep a current beneficiary designated on the Employee Stock Purchase Plan enrollment form at all times so that this important asset will be handled according to the participant’s wishes.  The form may be changed at any time. If a participant fails to designate a beneficiary or if the beneficiary or beneficiaries that have been designated die before a participant does, the participant’s interest in the Plan will be paid to the participant’s surviving spouse, or if none, the personal representative of the participant’s estate.

If a participant is married and designates a beneficiary other than his or her spouse, the spouse must sign a special consent form witnessed by a member of the Plan Committee or a notary public, in order for benefits to be paid to the other designated beneficiary.  Both the beneficiary form and the special consent form are available from the Plan Administrator.

18.	What remedy does a participant have if the participant’s benefits under the Plan are denied?

A claim for benefits may be filed with the Plan Administrator by the participant, by the participant’s beneficiary or by a duly authorized representative.  The Plan Committee will review the claim and will notify the claimant whether such claim has been granted or denied within 90 days after receipt of such claim unless special circumstances require an extension of time for processing the claim. If an extension is required, the claimant will be notified in writing before expiration of the initial 90-day period.  If the claim is denied, the claimant will receive a written notice explaining the denial in detail.

The claimant may file with the Plan Committee a written request for review of the claim within 60 days after the participant is notified of the denial.  When the claimant files a request for review, the Company will appoint a claims reviewer who will make and explain the reviewer’s decision on the claim to the claimant within 60 days of receipt of the claimant’s request unless special circumstances require an extension of time for processing, in which case a decision will be made not later than 120 days after receipt of the claimant’s request.  If an extension is necessary, the claimant will receive written notice of the extension prior to the expiration of the 60-day period after the first denial.

19.	What other rights does a participant have under the law?

As a participant in the Plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (“ERISA”).  ERISA provides that all Plan participants will be entitled to:

(a)
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all Plan documents including insurance contracts, collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)
Obtain, upon written request to the Plan Administrator, copies of documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) and updated summary plan description.  The Administrator may make a reasonable charge for the copies.

(c)	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary financial report.

(d)
Obtain a statement telling you whether you have a right to receive a benefit at normal retirement age (age 65) and if so, what your benefits would be at normal retirement age if you stop working under the Plan now.  If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to a benefit.  This statement must be requested in writing and is not required to be given more than once every twelve months.  The Plan must provide the statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.  Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.  In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file a suit in federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these court costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator or Plan Committee at the addresses on the last page of this summary.  If you have any questions about this summary or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

20.	What other provisions are important to a participant?

(a)
The Plan has been designated to allow a participant, in the discretion of the Plan Committee, to rollover distributions from another qualified retirement plan to this Plan and to rollover a participant’s share in this Plan to another qualified plan or other plan eligible to receive rollovers.  Because the rules concerning such rollovers are extremely complex, the participant must consult directly with the Plan Administrator if the participant desires to make a rollover contribution to this Plan or any other plan.  Any rollover contributions which a participant makes to this Plan will not be considered as participant contributions for purposes of Company Matching Contributions (i.e., the Company will not match rollover contributions).  Because of certain Internal Revenue Code prohibitions, a participant cannot rollover an Individual Retirement account (“IRA”) into this Plan except for certain conduit IRAs that are made up of the proceeds from another qualified pension plan.

(b)
You cannot assign or encumber any of the benefits which you may expect to receive under the Plan, nor can your share in Company contributions be made subject to the claim of any creditor.  However, under a qualified domestic relations order, all or a portion of the benefits payable to a participant may be assigned to an alternate payee under procedures established by the Committee.  Participants and beneficiaries can obtain, without charge, a copy of the qualified domestic relations order procedures from the Plan Administrator.  A domestic relations order is any judgment, decree, or order (including approval of property settlement agreement) that relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a participant, and is made pursuant to a state domestic relations law.

(c)
If the Plan Committee is unable to locate a participant or the participant’s beneficiary when the participant’s interest under the Plan becomes distributable, a custodial account to hold the participant’s interest will be established until it is claimed or until proof of the participant’s death is received.  After a period of time, the Trustee may charge reasonable fees against such inactive accounts which may eventually result in the depletion or total loss of the custodial account.  Therefore, when a participant terminates employment, it is important to keep the Plan Committee informed concerning the participant’s current address.

(d)	Participation in the Plan does not confer upon a participant any right of continued employment.

(e)
The Company expects to continue this Plan indefinitely; however, to protect the Company against unforeseen conditions, the Company reserves the right to reduce contributions or amend or terminate the Plan (by action of the Board of Directors) in whole or in part at any time.  If the Plan is terminated, the balance of participant’s account attributable to Company contributions will be 100 percent vested (nonforfeitable).

(f)	Benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation because the Plan is an individual account plan not covered by the statutory insurance provisions.

(g)	The Plan may have very substantial tax advantages to an employee as a participant (see question 21). A participant may wish to consult a tax advisor regarding the Plan.

(h)	A participant may wish to consult his or her tax advisor as to the IRA rules if the participant is eligible to actively participate in an employer-sponsored plan.

21.	What are the tax advantages to me as a participant in the Plan?

The Plan is qualified under Section 401(a) of the Internal Revenue Code and offers substantial tax advantages to you as a participant.  Even though your share in the Company’s contributions may be partially or fully vested, you pay no income tax on those Company contributions until your account is distributed to you.  In addition, your own pre-tax contributions (Salary Reduction Contributions) will not be subject to income tax until those amounts are distributed to you, although FICA and FUTA taxes will apply to your pre-tax contributions when those amounts are contributed to the Plan.  Income and profits on investments in the trust fund usually are tax exempt to the trust fund.  Thus, the Plan provides tax deferment to the participant on pre-tax contributions, the Company’s contributions, and on the income and profits earned by the contributions of both the Company and participants.

The taxation of any distribution or withdrawal from the Plan will depend on the type of contribution that is distributed from the Plan.  Generally, pre-tax contributions, Company Matching Contributions, and earnings on those contributions will be subject to tax upon your receipt of those distributions in cash, unless you rollover those distributions to an IRA or another employer plan.  If a portion of your distribution is made in the form of Company Stock, you may be eligible for deferral of the net unrealized appreciation on those shares of stock and for capital gains treatment on your subsequent disposition of that stock.  However, a rollover of Company Stock to an IRA may eliminate your eligibility for capital gains treatment on a later distribution from the IRA.  You should consult with your tax advisor to determine the tax consequences of any distribution from the Plan, and whether a distribution should be rolled over to an IRA.

22.	What are the tax effects of the Plan on the Company?

The Company receives a deduction on its income tax return for the year for contributions made for that year.

23.	What special provisions are applicable to Company Stock and what additional information is available?

The securities that have been registered for offer and sale under the Plan include shares of General Communication, Inc. Class A Common Stock and the interests of participants in the Plan.  The total amount of securities to be offered pursuant to the Plan is unlimited.  The Company contemplates registering additional shares of Company Stock from time to time for offers and sales under the Plan.  This prospectus may be used in conjunction with offers and sales of shares of Company Stock under the Plan and may not be used by a participant for reoffers or resales of shares of such Company Stock.

You may direct the investment of all or any portion of your account into a variety of investments, including Company Stock.  The Trustee may purchase Company Stock on the open market.  The price per share will be the prevailing market price.  Brokerage house commissions, if any, on the purchase of the Company Stock will be considered as part of the cost of purchase of the stock.

Registration statements or Forms S-8 to register shares of the Company Stock that may be purchased under the Plan (the “Registration Statement”) have been filed.  The Company will provide, without charge, to each participant, upon the participant’s written or oral request, a copy of the following:

(a)           Any documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act.

(b)           (i)           Any information that has been incorporated by reference pursuant to Item 3 of Part II of the Registration Statement (not including exhibits to the information unless such exhibits are specifically incorporated by reference therein), consisting of the following:

(A)           The latest annual report filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(B)           All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the applicable document referred to in (A) above; and

(C)           The description of the stock contained in a Registration Statement filed with the Commission under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

(ii)           All other documents which have been filed with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement.

Such requests, as well as any requests for additional information about the Plan and its administrators, should be directed to the Plan Administrator or Plan Committee.

The foregoing is incorporated by reference in the Section 10(a) Prospectus under the Registration Statement, of which this document is a part.

24.	Are there restrictions on the Company Stock distributed to me?

All participants, except “affiliates” of General Communication, Inc., may freely trade the Company Stock distributed from the Plan.  An affiliate is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, General Communication, Inc.  “Control” as used above means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of General Communication, Inc., whether through the ownership of voting securities, by contract, or otherwise.  If you are an affiliate of General Communication, Inc., you may resell your shares of Company Stock only in compliance with Rule 144 of the Securities Act of 1933 or upon the filing by General Communication, Inc. of a reoffer prospectus with the Securities and Exchange Commission.  General Communication, Inc. has not yet filed a reoffer prospectus, but may elect to do so in the future.

If you are an executive officer, director or person who is a beneficial owner of more than 10 percent of any equity security of General Communication, Inc. registered under the Securities Exchange Act of 1934, you also must consider the application of Section 16(b) of the Securities Exchange Act of 1934 to transactions involving shares of Company Stock.  Section 16(b) permits the recovery of profits realized from a non-exempt purchase and sale (or sale and purchase) of any of General Communication, Inc. equity securities within a period of six months.

25.	Notice about your right to direct the investment of your account:

As a participant or beneficiary in the Plan, you have the right under the Plan to direct the investment of your account.  The Plan is intended to constitute a “participant-directed” plan described in Section 404(c) of ERISA, and the regulations thereunder and the fiduciaries of the Plans (e.g., the Trustees and the Plan Committee) may be relieved of liability for any losses which are the direct and necessary result of investment decisions made by you with respect to your account.

The investment alternatives available are described in materials available from the Plan Committee.  You may change your investment instructions at any time by following the procedures described in those materials.  Any transaction fees and expenses incurred in connection with the purchase or sale of each investment alternative will be directly assessed against your account.  Such transaction fees and expenses may include commissions, sales loads, deferred sales charges, and redemption or exchange fees.

The Plan Committee reserves the right to amend or modify the procedures regarding participant directed investments at any time.  Notice of amendments or modifications will be provided to participants or beneficiaries on or before their effective dates.

You have the authority to vote the shares of Company Stock attributable to your account on any matters regarding the vote of shareholders if your voting instructions are properly and timely provided to the Trustee.

For more information about your investment rights under the Plan, contact the Plan Committee.

IMPORTANT NAMES, ADDRESSES AND OTHER INFORMATION

1.	Plan Administrator: Responsibilities - General day-to-day operations, statement of benefits to participants.

General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, AK  99503
Business Phone:  (907) 868-5628
Attn:  John Lowber

Contact with regard to:  Day-to-day operation of Plan, update on participant contributions.

Forms to be filed with Plan Administrator:  Plan enrollment forms, Change Requests, Withdrawal Requests.

2.	Plan Committee: Responsibilities - Interpretation, application and decision-making responsibilities with regard to eligibility, vesting and distribution.

Names:	Manuel Hernandez	c/o General Communication, Inc.
	Valerie Longeski	2550 Denali Street, Suite 1000
	Jimmy Sipes	Anchorage, AK 99503
Peter Pounds
Vicki Cook
Mark Sorvoja

Contact with regard to:  Questions of eligibility, vesting and distribution.

3.	Trustees: Responsibility - Administration of participant contributions.

Ronald A. Duncan
G. Wilson Hughes
John M. Lowber

4.	Agent for Legal Process: Board of Directors or Plan Administrator at the following address:
General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, AK  99503

5.
Companies whose employees are covered by the Plan:  General Communication, Inc. and its participating subsidiaries and their subsidiaries.  For a list of participating subsidiaries, contact the Plan Administrator.

6.	Plan Federal ID Number: 92-0072737, Plan 001.

7.	Request for information: Plan Administrator.

Information about the Class A Common Stock of
General Communication, Inc.

Contributions to the Plan may be invested, subject to the terms of the Plan, upon the election of each participant, in shares of Class A Common Stock of General Communication, Inc. (“Company Stock”) or any of the other investment funds offered under the Plan (see Question 9).

The shares of Company Stock are purchased by the Plan at a price equal to the fair market value of the Company Stock at the time of such purchase.  When the Plan uses a broker to buy or sell such stock on the open market, the related commissions are charged to the participant’s account.

Investment in shares of Company Stock may have a greater investment risk than investments in the other investment options available under the Plan.

Shares of Company Stock trade on The Nasdaq National Market under the symbol “GNCMA”.  The price per share of the stock is subject to substantial variation.  The table below presents the range of high and low sale prices of shares of Company Stock as reported on The Nasdaq National Market for the periods indicated:

	Company Stock
For the Period ended March 31, 2008	High	Low
First Quarter	$8.85	$4.50

	Company Stock
For the Year ended December 31, 2007	High	Low
First Quarter	$16.10	$13.64
Second Quarter	$15.20	$12.42
Third Quarter	$14.00	$11.03
Fourth Quarter	$12.47	$7.51

	Company Stock
For the Year ended December 31, 2006	High	Low
First Quarter	$12.20	$10.12
Second Quarter	$13.24	$11.13
Third Quarter	$13.01	$11.00
Fourth Quarter	$16.09	$11.78

The Company has stated its present intention not to pay regular dividends on Company Stock.  The declaration, amount and date of dividends will be decided by the Company’s Board of Directors from time to time, in accordance with applicable law, after taking into account various factors, including the Company’s financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit the Company’s payment of dividends.

The participant is urged to carefully read all of the information concerning the respective funds and other potential investments, determine his or her own investment goals and consult with competent, professional advisors before deciding to invest money in the fund or any other potential investment options offered in the Plan.

Information about Other Investment Funds
As of March 31, 2008

	Ticker	3 Mo Ret	YTD Ret	12 Mo Ret	3 Yr Ret	5 Yr Ret	10 Yr Ret
Money Market
UBOC Stable Value Fund	N/A	1.05%	1.05%	4.15%	3.88%	3.73%	4.71%

High Quality Bond
PIMCO Total Return Admin	PTRAX	3.25%	3.25%	10.54%	6.28%	5.31%	6.64%

Large Cap Value
American Beacon Lg Cap Value Plan	AAGPX	-10.32%	-10.32%	-8.75%	6.14%	15.45%	5.24%
Eaton Vance Dividend Builder A**	EVTMX	-9.61%	-9.61%	4.07%	18.50%	23.08%	12.09%

Large Cap Blend
Fidelity Spartan Total Market Index Adv	FSTVX	-9.51%	-9.51%	-5.75%	6.38%	12.34%	3.88%

Large Cap Growth
Harbor Capital Appreciation Ret	HRCAX	-11.08%	-11.08%	-1.56%	6.96%	10.98%	2.90%
Allianz RCM Technology A**	RAGTX	-18.63%	-18.63%	5.57%	9.57%	19.03%	10.88%

Small Cap Value
HighMark Small Cap Value Fid	HMSVX	-4.19%	-4.19%	-19.46%	0.50%	12.29%	N/A

Small Cap Growth
Managers Special Equity Managers	MGSEX	-14.22%	-14.22%	-17.97%	0.78%	11.59%	4.78%

Real Estate Investment Trust
Phoenix-Duff&Phelps Real Estate Sec A	PHRAX	1.14%	1.14%	-17.92%	12.82%	18.88%	12.33%

Foreign Stock
American Funds EuroPacific Gr R4	REREX	-7.95%	-7.95%	6.32%	17.30%	23.21%	9.81%

Target Retirement Funds
Barclays Global Investors LP Retire I	STLAX	-1.51%	-1.51%	1.16%	5.61%	7.07%	5.04%
Barclays Global Investors LP 2010 I	STLBX	-2.17%	-2.17%	0.22%	6.03%	8.40%	4.77%
Barclays Global Investors LP 2020 I	STLCX	-4.42%	-4.42%	-2.88%	6.30%	9.93%	4.39%
Barclays Global Investors LP 2030 I	STLDX	-6.01%	-6.01%	-5.15%	6.48%	11.05%	4.19%
Barclays Global Investors LP 2040 I	STLEX	-7.37%	-7.37%	-7.07%	6.57%	11.93%	3.76%
**These funds are frozen to new investments, but participants may sell their holdings at any time.